EXHIBIT 10.2

AMENDMENT NO. 1 TO

WRITTEN OPTION AGREEMENT

FOR THE ACQUISITION OF A REAL ESTATE PORTFOLIO

Between

ANAT ATTIA

Individually and as Sole Member of Each Property LLC

(“Grantor”)

and

SADOT GROUP INC.

a Nevada corporation

(“Optionee”)

Dated: June 10, 2026

THIS AMENDMENT NO. 1 TO WRITTEN OPTION AGREEMENT (this “Amendment”) is entered into as of June 10, 2026 (the “Amendment Date”), by and between ANAT ATTIA, individually and as sole member of each of the Property LLCs identified in the Agreement (as defined below) (“Grantor”), and SADOT GROUP INC., a Nevada corporation listed on the Nasdaq Capital Market under ticker symbol “SDOT” (“Optionee”).

RECITALS

WHEREAS, Grantor and Optionee entered into that certain Written Option Agreement for the Acquisition of a Real Estate Portfolio (the “Agreement”), bearing the date of June 10, 2026, covering a portfolio of seven (7) California real estate projects comprising in aggregate 147 residential units, as more particularly described therein;

WHEREAS, the parties acknowledge and confirm that although the Agreement bears the date of June 10, 2026, it was in fact executed by both parties on June 4, 2026, and that the date of “June 10, 2026” appearing on the face of the Agreement was the result of an administrative error; the parties hereby confirm that the actual execution date of the Agreement is June 4, 2026, and that all references in the Agreement to “Effective Date” shall be construed accordingly as June 4, 2026, notwithstanding the date appearing in the Agreement’s caption;

WHEREAS, the parties desire to amend the Agreement to (i) revise the consideration payable as the Option Fee to provide that the Option Fee Tranche 1 shall be paid in shares of Common Stock of Optionee representing approximately nineteen percent (19%) of the issued and outstanding Common Stock of Optionee as of the issuance date (priced at a VWAP of $7.85 per share), (ii) replace all references to “Preferred Shares” that are “convertible into Common Shares” in the definitions of Option Fee Tranche 2, Exercise Price, Exercise Price consideration, and Management Fee consideration with Series C Preferred Stock that is expressly non-convertible into Common Stock, consistent with the Certificate of Designation of Series C Preferred Stock adopted by the Board of Directors of Optionee on June 10, 2026 (the “Series C COD”); and (iii) make certain conforming changes throughout the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.       Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.       Acknowledgment of Actual Execution Date; Administrative Error. The parties hereby acknowledge and agree that the Agreement was fully executed by both parties on June 4, 2026, notwithstanding that the Agreement bears the date of “June 10, 2026” on its face. The appearance of June 10, 2026 as the stated date on the Agreement was solely the result of an administrative error and does not reflect the actual date of execution. For all purposes under the Agreement (including, without limitation, the commencement and expiration of the Option Period, the Effective Date, and any time periods measured from the Effective Date), the Effective Date shall be deemed to be June 4, 2026. This Amendment is dated June 10, 2026, the date on which the parties have formalized this clarification and the other amendments set forth herein.

3.       Amendment to Definition of “Preferred Shares”. The definition of “Preferred Shares” in Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Preferred Shares” means shares of Series C Preferred Stock of Sadot Group Inc., par value $0.0001 per share, as designated pursuant to the Certificate of Designation of Series C Preferred Stock filed with the Nevada Secretary of State on or about June 10, 2026, which Series C Preferred Stock: (i) ranks pari passu with the Common Stock of Optionee in all economic and liquidation respects on an as-stated-value basis; (ii) carries no coupon, dividend, or interest; (iii) carries no conversion right into Common Stock of Optionee under any circumstances and is expressly non-convertible; (iv) carries no voting rights except as required by applicable law; and (v) has a stated value per share as set forth in the Series C COD. For the avoidance of doubt, the Preferred Shares issued pursuant to this Agreement (as amended hereby) shall at no time be convertible into Common Stock of Optionee and no shareholder approval shall be required in connection with any conversion of such shares (as no conversion right exists).

4.       Amendment to Definition of “Conversion Price.” The definition of “Conversion Price” in Section 1 of the Agreement is hereby deleted in its entirety. All references to “Conversion Price” in the Agreement are hereby deleted and replaced with “Stated Value per share of Series C Preferred Stock” as set forth in the Series C COD, with the number of Preferred Shares to be issued in any transaction under the Agreement calculated by dividing the applicable dollar amount by such Stated Value.

5.       Amendment to Definition of “Shareholder Approval”; Deletion of Conversion-Related Approval Requirement. The definition of “Shareholder Approval” in Section 1 of the Agreement is hereby amended by deleting all references to approval for the “conversion of Preferred Shares into Common Shares” or any related conversion approval requirement. Because the Series C Preferred Stock is non-convertible, no shareholder approval shall be required in connection with any conversion of Preferred Shares. To the extent any provision of the Agreement conditions the issuance or rights of Preferred Shares upon Shareholder Approval for conversion purposes, such condition is hereby deleted and of no further force or effect. For the avoidance of doubt, Shareholder Approval shall remain relevant solely to the extent required by Nasdaq Listing Rule 5635 or other applicable exchange rules for the issuance of Preferred Shares or Common Shares in excess of applicable exchange caps.

6.       Amendment to Option Fee — Tranche 1 (Common Shares; VWAP Pricing). Section 3.2 of the Agreement is hereby amended as follows:

(a)       The Tranche 1 Shares shall continue to consist of shares of Common Stock of Optionee, representing approximately nineteen percent (19%) of Optionee’s total issued and outstanding shares of Common Stock as of the Tranche 1 Measurement Date. The Tranche 1 Measurement Date total issued and outstanding Common Shares as of June 4, 2026 (the “Tranche 1 Measurement Date”). The parties acknowledge and confirm that for purposes of calculating the number of Tranche 1 Shares, the applicable volume-weighted average price (“VWAP”) shall be $7.85 per share, being the agreed VWAP of SADOT Group Inc. Common Stock for the five (5) consecutive trading days immediately preceding the issuance date of the Tranche 1 Shares. Accordingly, the number of Tranche 1 Shares to be issued to Grantor shall be 132,803 shares of Common Stock (based on 19% of issued and outstanding Common Stock at the Tranche 1 Measurement Date), priced at $7.85 per share. Optionee shall deliver to Grantor a written statement at the time of issuance confirming: (i) the total issued and outstanding shares of Common Stock as of the Tranche 1 Measurement Date; (ii) the number of Tranche 1 Shares (being approximately 19% thereof); (iii) the VWAP of $7.85 per share; and (iv) the aggregate dollar value of the Tranche 1 Shares.

(b)       The Tranche 1 Shares shall be issued as a direct issuance of Common Stock and do not require Shareholder Approval, consistent with Nasdaq Listing Rule 5635(a) and the 19.99% Exchange Cap.

7.       Amendment to Option Fee — Tranche 2 (Series C Preferred Stock; Non-Convertible). Section 3.3 of the Agreement is hereby amended to replace all references to “Preferred Shares convertible into Common Shares at the Conversion Price” with “shares of Series C Preferred Stock, which are expressly non-convertible into Common Stock.” The Tranche 2 Shares shall be issued as Series C Preferred Stock having a stated value per share as set forth in the Series C COD, and the number of Tranche 2 Shares shall be calculated by dividing the Tranche 2 Amount by the Stated Value per share of Series C Preferred Stock. All references in Section 3.3 to conversion rights, Shareholder Approval for conversion, or the Conversion Price are hereby deleted. To the extent Shareholder Approval may be required under applicable Nasdaq rules for the issuance of the Tranche 2 Shares, Optionee shall use its best efforts to obtain such approval; however, no conversion rights shall attach to the Tranche 2 Shares under any circumstances.

8.       Amendment to Section 3.5 — Nature of Preferred Shares. Section 3.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.5. Nature of Series C Preferred Stock. All shares of Series C Preferred Stock issued pursuant to this Agreement (as amended) shall: (a) constitute “Preferred Shares” as defined herein (as amended); (b) rank pari passu with Optionee’s Common Stock in all economic and liquidation respects on an as-stated-value basis; (c) carry no coupon, dividend, or interest; (d) carry no right to convert into Common Stock of Optionee under any circumstances whatsoever; (e) carry no voting rights prior to any applicable conversion (which shall not occur); and (f) have such other rights, preferences, and limitations as are set forth in the Series C COD, which is incorporated herein by reference.”

9.       Amendment to Section 5 — Exercise Price. All references in Section 5 of the Agreement to Preferred Shares being “convertible into Common Shares at the Conversion Price” or to Shareholder Approval for conversion are hereby deleted. The Exercise Price shall continue to be paid in Series C Preferred Stock as described herein; provided, however, that such Series C Preferred Stock shall be expressly non-convertible into Common Stock. Section 5.2 of the Agreement is hereby amended by deleting the sentence “The Preferred Shares shall be convertible into Common Shares at the Conversion Price (5-Day VWAP) at Grantor’s election at any time following Shareholder Approval” and all references to Shareholder Approval for conversion in Section 5.2, and replacing such deleted text with the following: “The Series C Preferred Stock issued as the Exercise Price shall be expressly non-convertible into Common Stock at any time, consistent with the terms of the Series C COD.”

10.       Amendment to Section 6.2 — Management Fee. Section 6.2(b) of the Agreement is hereby amended by deleting the clause “Such Preferred Shares shall be convertible into Common Shares at the Conversion Price upon receipt of Shareholder Approval” and replacing it with: “Such Series C Preferred Stock shall be expressly non-convertible into Common Stock under any circumstances.” All other references in Section 6 to conversion rights applicable to Preferred Shares issued as the Management Fee are hereby deleted.

11.       Amendment to Section 7.2(c) — Optionee Representation Regarding Preferred Shares. Section 7.2(c) of the Agreement is hereby amended by deleting all references to conversion of Preferred Shares into Common Shares and Shareholder Approval for conversion, and replacing such language with: “Optionee represents that the Series C Preferred Stock to be issued pursuant to this Agreement, when issued, will be duly authorized, validly issued, and free of any pre-emptive rights. Optionee shall take all corporate actions necessary to authorize the issuance of such Series C Preferred Stock in the amounts and on the terms required hereunder. The Series C Preferred Stock shall be non-convertible into Common Stock, and no conversion rights, conversion authorization, or Shareholder Approval for conversion shall be required.”

12.       Conforming Changes. To the extent any provision of the Agreement (including any defined term, section, Schedule, or Exhibit) contains a reference to: (a) Preferred Shares being convertible into Common Stock or Common Shares; (b) a Conversion Price or 5-Day VWAP as a conversion mechanism; (c) Shareholder Approval for the purpose of authorizing or effecting the conversion of Preferred Shares into Common Stock; or (d) any right of the holder of Preferred Shares to elect conversion into Common Stock, each such reference is hereby deemed deleted and superseded by the terms of this Amendment, and the Series C Preferred Stock issued under this Agreement shall in all cases be treated as expressly non-convertible. The foregoing shall not affect the VWAP pricing mechanism used solely for the purpose of determining the number of Common Shares to be issued as the Tranche 1 Option Fee.

13. Cash-in-Lieu Election.

13.1 Optionee’s Right to Substitute Cash. Notwithstanding any other provision of the Agreement (as amended by this Amendment), Optionee shall have the right, exercisable at its sole discretion, to satisfy all or any portion of any payment obligation under the Agreement that would otherwise be satisfied by the issuance of Series C Preferred Stock — including, without limitation, the Option Fee Tranche 2, the Exercise Price (net of the Option Fee credit), and any monthly Management Fee installment — by paying to Grantor an amount in immediately available United States Dollars (each, a “Cash Election Payment”) equal to the dollar value of the Preferred Shares that would otherwise have been issued in respect of such obligation. For the avoidance of doubt, the right of cash substitution set forth in this Section 13 is Optionee’s right alone; Grantor shall have no right to demand or compel a Cash Election Payment in lieu of receiving Series C Preferred Stock.

13.2 Determination of Cash Election Amount. The dollar amount of any Cash Election Payment shall equal the product of (a) the number of shares of Series C Preferred Stock that would otherwise have been issued in respect of the applicable payment obligation, multiplied by (b) the Stated Value per share of Series C Preferred Stock as set forth in the Series C COD in effect as of the date of the applicable payment. No premium, discount, or other adjustment shall be applied to the Cash Election Amount, it being the intent of the parties that a Cash Election Payment shall be economically equivalent to the issuance of the corresponding number of Series C Preferred Stock shares at Stated Value.

13.3 Manner and Timing of Election; Notice. To exercise the cash-in-lieu right under this Section 13 with respect to any payment obligation, Optionee shall deliver written notice to Grantor (a “Cash Election Notice”) no fewer than five (5) Business Days prior to the date on which the applicable payment obligation is due under the Agreement. Each Cash Election Notice shall specify: (a) the payment obligation to which the election applies (e.g., Option Fee Tranche 2, Exercise Price balance, or the applicable monthly Management Fee installment); (b) whether the election applies to the full amount or only a specified portion of such obligation; (c) the applicable Cash Election Amount as calculated pursuant to Section 13.2; and (d) the wire transfer or other payment instructions for Grantor. Payment of the Cash Election Amount shall be made within five (5) Business Days of delivery of the Cash Election Notice, unless the parties agree otherwise in writing.

13.4 Partial Cash Elections. Optionee may elect to satisfy any payment obligation in part with cash and in part with Series C Preferred Stock. In the event of a partial cash election: (a) the Cash Election Notice shall specify the dollar amount to be paid in cash and the remaining balance to be paid in Series C Preferred Stock; (b) the number of Series C Preferred Stock shares to be issued for the non-cash portion shall be calculated by dividing the remaining balance by the Stated Value per share; and (c) the cash portion shall be paid within the time period set forth in Section 13.3, and the share issuance for the non-cash portion shall occur concurrently or within five (5) Business Days thereafter.

13.5 Effect of Cash Election Payment; Non-Refundability. Upon Optionee’s timely payment of a Cash Election Amount in accordance with this Section 13: (a) Optionee’s obligation to issue the corresponding number of Series C Preferred Stock shares in respect of the applicable payment obligation shall be fully discharged and of no further force or effect; (b) such Cash Election Payment shall be credited against the Exercise Price in the same manner and to the same extent as a Preferred Share issuance would have been credited pursuant to Section 3.4 of the Agreement; and (c) all Cash Election Payments made prior to or at Closing shall be non-refundable in all circumstances, consistent with the non-refundability of the Option Fee set forth in Section 3.4 of the Agreement.

13.6 Board Approval; Debt Covenant Compliance. Optionee’s exercise of the cash-in-lieu right under this Section 13 shall be subject to: (a) any required approval of Optionee’s Board of Directors or a duly authorized committee thereof; and (b) compliance with any restrictions on cash payments or distributions contained in any debt instrument, credit agreement, debenture, or other financing arrangement to which Optionee is a party as of the date of the applicable Cash Election Payment, including, without limitation, any negative covenants restricting the payment of cash consideration to third parties (the “Debt Covenants”). If a Cash Election Payment would, at the time Optionee desires to make it, violate any Debt Covenant or require any consent, waiver, or approval from any lender or noteholder that has not been obtained, Optionee shall promptly notify Grantor in writing (a “Covenant Restriction Notice”), and the applicable payment obligation shall, pending resolution, be satisfied by the issuance of Series C Preferred Stock in accordance with the Agreement as if no Cash Election Notice had been delivered. Optionee shall use commercially reasonable efforts to obtain any required lender consents or waivers promptly following the delivery of a Covenant Restriction Notice. The temporary deferral of a Cash Election Payment pursuant to this Section 13.6 shall not constitute a breach of the Agreement by Optionee.

13.7 No Obligation to Elect Cash. For the avoidance of doubt, nothing in this Section 13 shall obligate Optionee to make any Cash Election Payment with respect to any payment obligation under the Agreement. In the absence of a timely Cash Election Notice, each applicable payment obligation shall be satisfied by the issuance of Series C Preferred Stock in accordance with the terms of the Agreement (as amended), and no default or breach shall arise solely by reason of Optionee’s election not to pay cash.

13.8 No Securities Laws Considerations; Tax Treatment. The parties acknowledge that a Cash Election Payment, being a payment of cash in lieu of the issuance of equity securities, does not involve the issuance of any securities and is therefore not subject to Nasdaq shareholder approval requirements, securities registration requirements, or exchange cap limitations. Optionee makes no representation to Grantor with respect to the tax treatment to Grantor of any Cash Election Payment, and Grantor is solely responsible for the tax consequences of receiving cash in lieu of Series C Preferred Stock. Grantor shall provide to Optionee such IRS forms or other tax documentation as Optionee may reasonably request in connection with any Cash Election Payment.

14.       Ratification. Except as expressly modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed. In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control.

15.       Entire Agreement; Counterparts. This Amendment, together with the Agreement and all Schedules and Exhibits thereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding for all purposes.

16.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles, consistent with Section 8.1 of the Agreement.

SIGNATURE PAGE

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO WRITTEN OPTION AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Written Option Agreement as of the date first written above.

GRANTOR:

Signature: /s/ Anat Attia _______________________________

Anat Attia, individually and as Sole Member of:

- 1236 Fairfax Apartments LLC

- 2820 Avenel LLC

- GS West Coast Investments LLC

- 2649 Waverly Dr LLC

- 1221-1227 N Virgil LLC

- Stanley Hills LLC

- Silverlight Ventures LLC

OPTIONEE: SADOT GROUP INC., a Nevada corporation Signature: /s/ Haggai Ravid Name: Haggai Ravid Title: Chief Executive Officer 295 E. Renfro Street, Suite 300 Burleson, TX 76028

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